Exhibit 23.01
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-27873, 33-62531 and 33-62533 of Daedalus Enterprises, Inc. on Form S-8 of our report dated September 18, 1996 (October 25, 1996 as to the third and fifth paragraphs of Note D and the entire Note K), (which expresses an unqualified opinion and includes and explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Daedalus Enterprises, Inc. and Subsidiaries for the year ended July 31, 1996.

/s/Deloitte & Touche LLP
---------------------------
Deloitte & Touche LLP
Ann Arbor, Michigan
October 25, 1996